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                                                                    Exhibit 10.1

                              Inmarsat One Limited,
                       to be renamed INMARSAT HOLDINGS LTD




                              Inmarsat Two Company,
                           to be renamed INMARSAT LTD



                                       and



              COMSAT Corporation, acting through its business unit,
                          COMSAT Mobile Communications




                      LAND EARTH STATION OPERATOR AGREEMENT



                         Agreement for the provision of
                          Services by the LESO via the
                             Company's Space Segment







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                      LAND EARTH STATION OPERATOR AGREEMENT


THIS AGREEMENT is made on 10th February 1999.

AMONG

     Inmarsat One Limited, a limited liability company incorporated under the laws of England and Wales with registered number 3674573 whose registered office is at 99 City Road, London EC1Y 1AX, United Kingdom and, after the Effective Date, INMARSAT HOLDINGS LTD (the Parent),

Inmarsat Two Company, a company incorporated under the laws of England and Wales with registered number 3675885 whose registered office is at 99 City Road, London, EC1Y 1AX, United Kingdom and, after the Effective Date, INMARSAT LTD (the Company); and

COMSAT Corporation, acting through its business unit, COMSAT Mobile Communications, a public company incorporated under the laws of the District of Columbia, USA whose principal place of business is at 6560 Rock Spring Drive, Bethesda, Maryland MD 20817, USA (the LESO).

The Parent, the Company and the LESO shall each be referred to herein individually as a "Party" and collectively as the "Parties".

WHEREAS

(A) The Company desires to provide telecommunication services via the Space Segment (as defined below) to the LESO; and

(B) The LESO desires to obtain telecommunication services via the Space Segment from the Company and to distribute telecommunications services to its customers, including distress and safety services between maritime mobile terminals and national rescue agencies, in accordance with the terms and conditions of this Agreement.

IT IS AGREED as follows:

1 DEFINITIONS

1.1 In this Agreement, including any exhibits and Annexes hereto, the following terms shall have the following meanings unless otherwise expressly provided:


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Accounting Authority shall have the meaning set forth in Clause 5.3.

Affiliate An "affiliate" of, or a Person "affiliated" with, a specified Person, is a Person that directly, or indirectly through one (1) or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. For purposes of the foregoing, "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

Authorisation means the authorisation of the LESO to provide Services via the Space Segment pursuant to Clause 2.

Authorized Credit Clearinghouse means an entity authorized by one or more LES Operators in writing to receive information related to service activation in accordance with Clause 5.3.

Barring Procedures means the barring procedures set out in Annex A, as amended from time to time.

Business Day means a day (excluding Saturdays and Sundays) on which banks generally are open in England and the country of the registered office/principal place of business of the LESO for the transaction of normal banking services.

Charges means the charges payable by the LESO to the Company for the provision of telecommunications Services via the Space Segment pursuant to Clause 9.

Effective Date means the date on which this Agreement becomes effective, as determined in accordance with the Master Transition Agreement.

Evolved Services means (i) any service other than an Existing Service which is provided at any time during the Term of this Agreement via the Second or Third Generation Satellites, and (ii) any service that the Company, in its discretion, chooses to offer on Subsequent Generation Satellites provided that such service uses or is substantially based on the communications systems technology specified in the LES Technical Criteria and Operating Procedures (as amended from time to time). For avoidance of doubt, Radiodetermination Services are not Evolved Services.




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Existing Services means any service listed in the schedule of Charges in Annex G as of the Effective Date, provided that, notwithstanding whether it is included in Annex G at the Effective Date, M4 and IPDS services shall be deemed to be Existing Services.

Extended Term means the term referred to in Clause 4.2.

Initial Term means the term referred to in Clause 4.1.

IPDS means Inmarsat packet data service.

IPR Licence Agreement shall have the meaning provided in Clause 18.1.

ISP or Inmarsat Service Provider means an entity that has contracted with one or more LES Operators to distribute, promote, retail and bill Services to end-users and has received an ISP code from the Company.

Lease means an agreement under which the Company agrees to provide Space Segment capacity for a fixed term in accordance with the terms and conditions set forth in such agreement.

LES or Land Earth Station means the satellite antennas, switching facilities and related equipment located at a fixed location that form an interconnection point between the Satellites and the terrestrial telecommunications networks for the purpose of providing Services, or using Space Segment capacity pursuant to a Lease.

LESO's Relevant Net Revenues shall have the meaning set forth in Clause 15.4.

LES Operator means any operator of an LES, that enters into an agreement to obtain use of the Space Segment from the Company on the same terms and conditions as are set forth in this Agreement. In addition, any other entity that is a Signatory to the Organization prior to the Effective Date and notifies the Company as of the Effective Date of its intention to construct an LES during the Initial Term shall be considered an "LES Operator" hereunder after the date on which such entity constructs an LES and enters into an agreement with the Company on the same terms and conditions as are set forth herein.

LES Technical Criteria and Operating Procedures means all relevant system definition manuals (SDMs), technical requirements documents and network operating procedures set out in the list in Annex B, as amended from time to time, as well as future SDMs and other related documents relating to Evolved Services.



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LES User Group Meeting means a meeting between the Company and the LES Operators held in accordance with Annex K.

M4 means multi-media mini-M, including a 64/56 Kbit data service.

Marks shall have the meaning set forth in Clause 18.

Master Transition Agreement means the Agreement executed among the Company, the Organization and the Signatories of the Organization to effectuate the transfer of the Organization's assets and liabilities to the Company.

MES means a mobile earth station (including any SIM card that can be used in conjunction with an MES).

Maritime Distress and Safety Services means the satellite radiocommunications capabilities that are described in the International Convention on the Safety of Life at Sea, 1974 (as amended from time to time) in order to implement the relevant requirements of the Global Maritime Distress and Safety System (GMDSS).

New Services means any services introduced by the Company following the Effective Date of this Agreement other than the Services.

Ocean Region means global beam satellite coverage areas of the Satellites at the locations set forth in Clause 13.3, and designated as the Atlantic Ocean Region-West, Atlantic Ocean Region-East, Indian Ocean Region and Pacific Ocean Region.

Organization means the International Mobile Satellite Organization established by the Convention on the International Mobile Satellite Organization on 16 July 1979, as amended.

Payment Due Date shall have the meanings given in Clauses 10.1 and 10.3, respectively.

Person means any individual, corporation, partnership, joint venture, trust, unincorporated organization, association, pool, syndicate, sole proprietorship or government or agency or political subdivision thereof or any other form of organization not specifically listed.

Points of Service Activation shall have the meaning set forth in Clause 5.2.

Public Services Agreement shall have the meaning set forth in Clause 2.11(d).


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Radiodetermination Services mean radiolocation and radionavigation services which are provided via dedicated satellite transponders on the Third or Subsequent Generation Satellites.

Reseller means any entity engaged by the LESO to resell Services provided through the Land Earth Station of the LESO (whether on-demand or through Leases), including, without limitation, ISPs or tenant entities in Shared LES Agreements.

Satellite means an object located beyond the earth's atmosphere that is used for radiocommunications and, more particularly for the purpose of this Agreement, includes any satellite that is owned, leased and/or operated by the Company now and in the future.

Second Generation Satellites means those Satellites known, as of the Effective Date, as Inmarsat-2 F1 to F4.

Services means Existing Services and Evolved Services, or any one of them as the context requires.

Shared Base Station means each of the dual-region IPDS Base Stations owned and operated by the Company at the Effective Date.

Shared LES Agreement means an agreement or arrangement between the LESO (as host) and a third party (as tenant, which in all cases shall be required to meet the criteria in Clause 2.4(b) hereof) whereby the LESO agrees to provide facilities at its Land Earth Station to the tenant to permit shared use of the host LES, while allowing the tenant to be identified by an LES identification code separate from that of the host's LES identification code for service provision and/or traffic management purposes. Notwithstanding the foregoing, the agreement of the host LESO to allocate a TNID programmed at its LES shall not be deemed to be a Shared LES Agreement for the purposes of this Agreement.

Space Segment means the Satellites, and all other centralised infrastructure owned, leased or operated by or on behalf of the Company to support the operation of the Satellites as set forth in Clause 13.10 and the Services in all Ocean Regions.

Subsequent Generation Satellites means any Satellites procured by the Company following the Effective Date.

Subsidiary shall have the meaning given in Clause 2.9.

Telecommunications Breakdown means any unavailability, delay, interruption, carried on the Space Segment provided that for the purpose of this Agreement, a Telecommunica-


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

tions Breakdown shall not include any unavailability or interruption of a Service that is caused by a decision of the Company to relocate a Satellite or to restrict or withdraw such Service under Clause 2.11 hereof.

Term means the Initial Term of the Agreement or, as the context requires, the Initial Term and any Extended Term.

Third Generation Satellites means those Satellites known, as of the Effective Date, as Inmarsat-3 F1 to F5.

TNID means a terrestrial network identification number.

Urgent Operational Case means a situation which, in the good faith opinion of the Company, on the basis of the information available to it, has caused or is likely imminently to cause damage to the Space Segment, a Telecommunications Breakdown, or major and sustained interference with Services provided by one or more LES Operators.

Value Added Services means any products or services that the LESO offers for use in conjunction with the Services that are not inconsistent with the LES Technical Criteria and Operating Procedures.

1.2 Words in the singular include the plural and vice versa where the context requires.

1.3 Headings are for guidance only and do not affect the construction or interpretation of this Agreement.

1.4 In this Agreement, unless the context otherwise requires, references to Clauses, paragraphs and Annexes are to Clauses, paragraphs and Annexes of this Agreement.

1.5 The Annexes form part of this Agreement and any reference to this Agreement includes the Annexes.

2    AUTHORISATION TO PROVIDE SERVICES

LESO Authorisation

2.1 Subject to the availability of Space Segment in accordance with the provisions of Clause 13, the Company authorises the LESO, on a non-exclusive basis, to procure telecommunication services provided by the Company via the Space Segment in order to provide Services via the LESO's Land Earth Stations identified in Clause 2.2.

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2.2  The Authorisation provided by the Company herein is limited to the LESO's provision of telecommunication services via the Space Segment only through its Land Earth Stations existing as of the Effective Date and known as (i) Santa Paul Earth Station, Santa Paula CA, USA whose Ocean Region is Pacific Ocean Region; (ii) Southbury Coast Earth Station, Southbury, Connecticut, USA whose Ocean Regions are Atlantic Ocean-East and Atlantic Ocean-West; (iii) ATA, Turkey whose Ocean Region is Indian Ocean Region; and (iv) Kuantan, Malaysia whose Ocean Region is Indian Ocean Region. The Company shall allocate LES identification numbers (IDs) and/or access codes to the LESO for use in each of the LESO's LES(s) and, as necessary, for any arrangement made pursuant to a Shared LES Agreement duly authorised for operation through the LESO's LES(s). The LESO shall have the right to maintain any LES lDs allocated to it by the Organization that are in effect as of the Effective Date. The allocation and maintenance of LES lDs shall be in accordance with the criteria in Annex C. Such LES shall include any replacement antenna or switching facility.

2.3 The LESO shall provide no less than five (5) days prior written notice to the Company of any of the Services that it intends to provide via the Space Segment that is in addition to those Services that the LESO provides as of the Effective Date. Subject to Clause 8.1, the LESO does not need the Company's consent to provide such additional Services in accordance with the terms and conditions of this Agreement.

2.4 The LESO may enter into arrangements with any Reseller to provide Services through the LESO's Land Earth Stations, subject to the following terms and conditions:

(a) ISPs. The LESO shall provide written notice to the Company of the identity of any entity with which the LESO enters into an ISP arrangement no less than five (5) days prior to the commencement of the provision of Services by such entity as an ISP. Following such notice, the Company shall allocate an ISP code to any such entity within five
        (5) days, provided that the LESO and such entity meet the Requirements specified in the ISP Mandatory Procedural Requirements set forth in Annex D hereof. The Company may publish the name of any ISP or the relationship of any ISP with the LESO unless the LESO instructs the Company in writing not to publish such information; provided, however, that the Company may in all cases disclose such information in connection with fraud prevention activities.

(b) Shared LES Agreements. The LESO shall provide written notice to the Company of the identity of any entity with which the LESO enters into a Shared LES Agreement no less than five (5) days prior to commencement of LES authorisation testing preceding the provision of service under the Shared LES Agreement. The host entity shall apply to the Company to utilize an LES ID and


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        access code for the tenant entity in accordance with the procedures in
        Annex C. However, the tenant entity shall in all cases be required to be an LES Operator operating a physical LES with the same system definition as the hosted Service, including but without limitation, Inmarsat A, B, M mini-M and aeronautical, in order to commence service under a Shared LES Agreement. Alternatively, the tenant entity shall demonstrate to the Company that it has executed a legally binding and enforceable contract to build an LES with the same system definition and to begin to provide service via such LES no later than six (6) months following the date on which the Company allocates the Shared LES ID, failing which the Company shall withdraw such Shared LES ID immediately following the expiration of such six-month period. The Company shall attribute traffic to the tenant entity in the Shared LES Agreement for traffic aggregation purposes in accordance with the agreement of the host and tenant entities, or if no such agreement exists, to the LESO as host entity.

(c)     Other Reseller Arrangements. The LESO shall have the right to enter into
        ---------------------------
        any arrangement for the distribution of Services through the LESO's Land Earth Station(s) with any type of Reseller other than an ISP or tenant in a Shared LES Agreement, or to engage any other agent or representative for that purpose, without further notice to or consent of the Company.

(d)     Responsibility for Compliance with Agreement. The LESO shall be
        --------------------------------------------
        responsible hereunder for the actions of any Resellers engaged by the LESO and shall assure the compliance of any such Reseller with the applicable terms and conditions of this Agreement, including without limitation, the LES Technical Criteria and Operating Procedures.

2.5 The Company shall consider any application by the LESO for the provision of New Services via the Space Segment on such terms and conditions as may be mutually agreed by the Parties, but the Company shall be under no obligation to grant such authorisations.

2.6  In connection with its provision of Services via the Space Segment, the
LESO:

(a) shall use reasonable efforts to promote the use of the Services that the LESO chooses to provide;

(b) shall commit to work with the Company to achieve marketing goals when such goals are jointly agreed between the two Parties; and

(c)     may develop any Value Added Services based on the Services.



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2.7

(a) The Company has the right to authorise other entities, on a non-exclusive basis, to construct a Land Earth Station in order to provide Services via the Space Segment, provided that no such entity may be an Affiliate of the Company and the Company may not have any direct or indirect ownership interest in such entity. Such authorisations shall be on terms and conditions which are no more favourable to the newly authorised entity than those provided to the LESO under this Agreement. The Company shall notify the LES Operators of any new authorisation and the terms and conditions upon which such authorisation is granted within thirty (30) days of any such authorisation along with a certification that the terms provided to the newly authorised entity are not more favourabie than those provided to the LESO herein. Any entity authorized by the Company to construct a Land Earth Station to provide Services via the Space Segment following the Effective Date shall be considered an "LES Operator" for the purposes of this Agreement after the date on which each entity constructs the LES and enters with an agreement with the Company on such terms and conditions.

(b) The Parties acknowledge that any former Signatory of the Organization that does not, at the Effective Date, own and operate an LES but which has notified the Company by the Effective Date of such former Signatory's intention to construct an LES and has satisfied the conditions set forth in Annex P, shall be authorised by the Company to provide Services via the Space Segment upon constructing a Land Earth Station and executing an agreement with the Company on the same terms and conditions as set forth herein, including the same expiration date for the Initial Term as all other LES Operators.

Establishment of LESs by the Company

2.8 During the Initial Term, the Company shall not be entitled to establish an LES or to acquire an existing LES or to become the Affiliate of (or have any other direct or indirect ownership interest in) an entity that operates an LES.

2.9 After the Initial Term, the Company shall be entitled to establish or acquire (directly or through an Affiliate) LESs without limitation subject to the following conditions:

(a) In establishing or acquiring (directly or through an Affiliate) an LES, the Company shall be obligated to operate such LES through a structurally separate subsidiary (the "Subsidiary");




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(b)     The Company shall apply no more favourable terms to such Subsidiary than it does to any other LES Operator; and

(c) The Company shall procure that any relevant information, in any form whatsoever, including verbal information that is conveyed by it, its directors, officers, employees or agents to its Subsidiary, or the Subsidiary's directors, officers, employees or agents shall be contemporaneously made available to the LESO and all other LES Operators. For the purposes of this Clause, "relevant information" means any information which relates to LES operations and the provision of Services.

2.10 Throughout the Initial Term, neither the Company nor any Affiliate of the Company may act as a Reseller of Services, or otherwise provide Services directly to any entity that is not an LES Operator. In the event that the Company or any Affiliate is permitted to act as a Reseller at any time during the Extended Term, it shall do so only through a structurally separate Subsidiary that complies with the provisions in Clause 2.9 above. Any Shared Base Station ("SBS") will be used by the Company only for the purpose of routing traffic to the LESO and other LES Operators to enable the LESO and other LES Operators to provide IPDS or other relevant Services to their respective Resellers and end-users and the Company shall not permit the interconnection of the SBS with any entity that is not an LES Operator.

Restriction or withdrawal of a Service

2.11 The Company has the right to restrict or withdraw a Service in one or more Ocean Regions subject to the following conditions:

(a) The Company shall provide no less than one (1) year's written notice to the LESO and all LES Operators providing the Service to be restricted or withdrawn in the relevant Ocean Region(s) and specify the reasons for the restriction or withdrawal of the Service in question.

(b) No later than thirty (30) days following the notice from the Company specified in paragraph (a) above, at the request of any LES Operator, the Company shall convene an LES User Group Meeting for the following purposes: (i) for the Company to consider the views of the LES Operators before implementing any proposed restriction or withdrawal; (ii) for the Company to demonstrate that the restriction or withdrawal satisfies the conditions in paragraph (c) below; and (iii) to define incentives to be offered to affected LESOs to facilitate orderly migration of end-users from a restricted or withdrawn service to another service, where possible, and a proposed transition schedule.




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(c)     The following conditions shall apply to any proposed restriction or withdrawal of service:

        (i) any restriction or withdrawal shall apply equally to all LES Operators which may have previously provided the Service within the relevant Ocean Region(s);

        (ii) The LESO shall be excused from any obligation to satisfy outstanding service and/or traffic commitments with respect to a withdrawn or restricted Service; and

  (iii) In determining whether to restrict or withdraw a Service, the Company shall take into account investments in equipment or facilities and contractual arrangements made by the LESO, other affected LES Operators and end-users in reliance upon the availability of the Service to be restricted or withdrawn and the possibility of continuing the Service in certain cases under mutually agreeable Lease arrangements.

(d) The Company may restrict or withdraw a Service, unless doing so would conflict with its obligations under the Public Services Agreement between the Company and the Organisation ("Public Services Agreement") provided that a determination as to such a conflict shall be made solely by the parties to the Public Services Agreement in their absolute discretion. In the event that, following the Company's notification of its election to restrict or withdraw a Service in an ocean region, the Company becomes obligated by the Organization to maintain such Service to comply with the Public Services Agreement, and one or more LESOs wish to provide the Service in the ocean region, the Company shall be entitled to adjust the Charges for such Service but only in the ocean region in question, so as to enable it to recover all of its costs for providing the Service, plus a commercially reasonable rate of return (not to exceed 15 percent of actual costs to provide the Service in question).

Competition

2.12 Nothing in this Agreement shall prevent the LESO from becoming a distributor of the services of, or holding any economic interest in, any entity that provides mobile satellite telecommunications services, regardless of whether such entity competes with the Company.

3  LEASE AGREEMENTS


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3.1 The Parties acknowledge and agree that the LESO and the Organization entered into a number of Leases that have been novated by the Company as the Organization's successor-in-interest. Such Leases are listed in Annex 0 and will continue to be governed by the terms and conditions in such Leases.

3.2 Following the Effective Date, the Company and the LESO may enter into Leases at any time during the Term hereof provided that the Company shall make Leases for particular services available, subject to the availability of Space Segment capacity. to the LESO and all LES Operators on substantially equivalent terms and conditions and in accordance with the Company's lease policy, which as of the Effective Date shall be as set forth in Annex E. For this purpose, the LESO may install an additional antenna, as necessary, subject to compliance with the LES Technical Criteria and Operating Procedures. The Company shall not enter into any leasing arrangements with any Affiliate (or itself) in respect of the Space Segment capacity on the Satellites. The Company may also make Leases available, subject to the availability of Space Segment capacity, to any other entity, provided that any such Leases (i) shall be on terms and conditions which are no more favourable than those available to the LESO, and (ii) shall be conditioned on the entity providing its own LES for use of the leased capacity; any such entity may install an antenna, as necessary, for this purpose, subject to compliance with the LES Technical Criteria and Operating Procedures. Neither the Company nor any Affiliate of the Company may enter into a Lease with a Reseller or with any other entity that does not provide its own LES for use of the leased capacity.

3.3 The Company shall, and where appropriate after first consulting with the LESO, give the LESO written notification of any changes to the Lease Policy.

3.4 Notwithstanding anything to the contrary herein, the Charges for Leases shall not be included in, or subject to, Clauses 9.5 and 9.6.

3.5 The Parties acknowledge that Existing Services listed in Annex G are not Leases within the meaning of this Agreement.

4    TERM

Initial Term

4.1 This Agreement shall have an Initial Term of five (5) years commencing on the Effective Date.

Extended Term



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4.2 Subject to Clauses 4.3 and 4.4, the LESO shall have the option, upon giving written notice to the Company, to extend the Initial Term for a further fixed period of five (5) years ("Extended Term") based on the standard terms and conditions decided between the Company and the LES Operators pursuant to Clause
4.3 or, if the circumstances in Clause 4.4 apply, based on mutually agreed terms.

4.3 In accordance with the procedures and time schedule set out in Annex F, the LES Operators and the Company shall enter into negotiations to agree standard terms and conditions (to apply during an Extended Term as defined below) prior to the start of the fifth year of the Initial Term. Where standard terms and conditions are agreed, the LESO shall then decide whether to exercise its option in Clause 4.2 and shall notify the Company within sixty (60) days after the conclusion of the meeting described in Annex F. If standard terms and conditions are not agreed, Clause 4.4 shall apply.

4.4 If the Company and the LES Operators do not agree to standard terms and conditions to apply during an Extended Term pursuant to the procedures set forth in Annex F, then the Company and the LESO may negotiate during the fifth year of the Initial Term to extend the Initial Term for a further fixed period of five
(5) years (the "Extended Term") on mutually agreeable terms and conditions; provided that any such terms and conditions shall be no less favourable to the LESO than those provided or offered to other LES Operators.

4.5 The Company may not enter into an agreement with any Affiliate of the Company for the provision of Services for the Extended Term nor provide Services itself until such agreements have been concluded with LES Operators providing thirty (30) percent of the Company"s total revenues derived from all LESO Agreements in the prior calendar year. Prior to entering into an agreement with an Affiliate hereunder, the Company shall provide notice to all LES Operators concerning (i) the Company's total revenues during the prior year; and (ii) the contribution to the Company's total revenues during the previous year of the LES Operators with which the Company has concluded agreements for the Extended Term. Any agreement between the Company and its Affiliate must be approved by the Board of the Company and must contain the limitations and procedural safeguards on the actions of the Affiliate that apply to the Company's separate Subsidiary in Clause 2.9 hereof. This Clause shall survive termination of the Initial Term.

4.6 If an Extended Term is agreed between the Company and the LESO pursuant to Clause 4.3 or Clause 4.4, provisions similar to those contained in Clauses 2.9 and 7 shall be incorporated in the terms and conditions for such extension. The terms and conditions shall also incorporate a provision that in the event that the Company or any Affiliate is permitted to act as a Reseller at any time during the Extended Term, it shall do



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

so only through a structurally separate Subsidiary that complies with the provisions in Clause 2.9 above.

5    SERVICE ACTIVATION AND PROVISION

5.1 The Parties shall make arrangements to permit end-users to use the Services provided through the Space Segment and the LESO's Land Earth Station. The LESO shall have full rights and responsibility to establish the service rates at which the LESO distributes Services to its Resellers and end-users. The Parties shall cooperate to provide for the minimization of credit risks associated with the provision of Services to end-users in accordance with this Clause 5.

5.2 The Company shall authorize such number of routing organizations or other Points of Service Activation as may be necessary to facilitate widespread activation of end-user MESs, consistent with applicable law, (for the purpose of this Agreement, each routing organization and other Point of Service Activation shall be referred to individually as a "PSA", and collectively as "PSAs") and shall appoint the LESO to act as a PSA, upon the LESO's request and if permitted by applicable national law, provided, however, that (i) the Company shall impose on each PSA, as a condition of its appointment, the Points of Service Activation Criteria in Annex Q and (ii) the LESO, as a condition of such appointment, shall comply with the Points of Service Activation Criteria in Annex Q. The Parties acknowledge that, within a particular national regulatory framework, a PSA may be required to include a national regulatory authority, in which case the term "PSA", as used hereunder, shall be deemed to include, collectively, such national regulatory authority and such other entity that complies with the Points of Service Activation Criteria in Annex Q. The Company shall monitor and enforce compliance with the Points of Service Activation Criteria throughout the term hereof.

5.2.1 The Company shall treat all information relating to the identity and corporate or personal details relating to end-users that the Company receives from a PSA, including all such information (including commissioning data-bases) obtained by the Company from the Organization in accordance with the transactions contemplated in the Master Transition Agreement, as Confidential Information (within the meaning of Clause 17) hereunder for the benefit of the LESO and other LES Operators and shall not, without the consent of the LESO and other LES Operators acting through an LES User Group Meeting, (i) disclose such information to any third party (other than to maritime safety and distress rescue agencies for the purpose of assisting in distress and safety missions) or
(ii) allow such information to be provided to the Company's Subsidiary (within the meaning of Clauses 2.9., 2.10 and 4.5) except on terms that are identical to those on which such information is provided to the LESO and other LES Operators.

5.3 Following notification by a PSA of a prospective end-user's valid application for service in accordance with the Points of Service Activation Criteria in Annex Q, and subject to any procedures as the Company deems appropriate to verify that the PSA has complied with the criteria and procedures required hereunder (and the receipt of any other authorization or approval required under applicable law), the Company shall facilitate the activation of such end-user's MES by providing in electronic form to the LESO, other LES Operators and (upon the LESO's-written request) any Authorized Credit Clearinghouse organized by the LESO or other LES Operators, the MES identification number, recognized billing entity (including, without limitation, Accounting Authority code or ISP code), and other information as may be necessary for service activation of such MES. For the purpose of this Agreement, the term "Accounting Authority" shall mean an Accounting Authority within the meaning of ITU-T Recommendation D.90. The Company shall not activate any MES that is not associated with an ISP or Accounting Authority or other entity approved by the Company, and which accepts financial responsibility for payment of end-user charges in a manner consistent with the requirements of the Points of Service Activation Criteria in Annex Q. With respect to MESs that are activated prior to the Effective Date, the Company shall use its best efforts to impose the Points of Service Activation Criteria on any PSA in existence as of the Effective Date ("Existing PSAs") and shall keep the LESOs informed following the Effective Date of the identities of any Existing PSA that has not agreed to the Points of Service Active Criteria (a "non-compliant PSA"). The Company shall provide without delay to the LESO, immediately upon the presentation by the LESO of reasonable proof of non-payment by the owner of any MES associated with any non-compliant PSA, the corporate and personal details of such MES owner for the LESO's debt collection purposes. Following the date that is one (1) year after the Effective Date, the Company shall not activate any MES associated with an Existing PSA that remains a non-compliant PSA, unless the Company has undertaken the necessary steps to verify the information concerning an MES owner or operator that is required to be verified by the PSA using the procedures outlined in Annex Q.

5.4 The LESO shall not activate any MES that has not been authorized through the Company's service activation procedures, as notified to the LESO from time to time.

5.5 The LESO shall not be obliged to provide Services to any MES that does not meet the LESO's own criteria (such as the creditworthiness of the end-user or responsible billing entity associated with such MES) so long as the LESO does so in a manner that is consistent with the LESO's obligations to provide distress and safety service under its national laws and regulations.

5.6 Except as expressly provided to the contrary in Clauses 5.8 and 6 of this Agreement, the LESO shall be responsible to the Company for payment of all Charges arising from the LESO's provision of Services to any MES through the LESO's Land Earth Station.

5.7 If an MES has been refused access by the LESO in accordance with the LESO's own criteria (such as creditworthiness of the end-user), and provided that such MES has not been subject to a mandatory financial bar (as provided for in Annex
A), the LESO shall continue to provide access to such MES for fixed-to-mobile traffic, but only if it can do so under circumstances in which (i) the LESO is not exposed to the risk of non-payment associated with such traffic, or (ii) the MES has no outstanding debt to the LESO.

5.8 In order to achieve the purpose set out in paragraph 1 of Annex A, the Parties shall implement the financial Barring Procedures set forth in Annex A. In the event that the Company notifies the LESO of a mandatory financial bar on an MES in accordance with such procedures, the Company shall impose financial penalties on the LESO or any LES Operator which violates such bar, including without limitation any entity that is authorized by the Company to operate an LES in accordance with Clause 2.7 hereof, and shall impose the same conditions on the LESO and all LES Operators with respect to the maintenance and lifting of such bar as provided for in the Barring Procedures set forth in Annex A. In the event that the LESO provides service to an MES that is subject to a mandatory financial bar in violation of the requirements of the Barring Procedures, then the LESO agrees that it shall pay to the Company the penalty Charges provided for in Annex G. In the event that the Company fails to notify the LESO of the lifting of a mandatory financial bar under the circumstances required by the procedures set forth in Annex A, then the Company shall not be entitled to receive the penalty Charges from the LESO from the date on which the Company should have provided such notice in accordance with such procedures.

5.9 Notwithstanding the foregoing, in the event that the Company fails to notify the LESO or the other LES Operators of the implementation of a mandatory financial bar under the circumstances required by the Barring Procedures set forth in Annex A, then the LESO shall not be obligated to pay Charges for Services provided to any MES that would have been subject to the mandatory financial bar. The Company shall have no other liability for failure to provide notice of the implementation or lifting of a mandatory financial bar except as expressly provided for in this Clause 5.

6    TECHNOLOGICAL FRAUD MANAGEMENT

6.1 The Parties shall use their best endeavours to eliminate economic losses, and inconvenience to legitimate end-users, arising from technological fraud, such as, without limitation, the cloning of MESs and theft of MES identification codes. The Company shall use its reasonable endeavours to develop and implement where possible technical means for detection and prevention of such technological fraud (such as MES fingerprinting).

6.2 The LESO shall have no obligation to pay Charges for Services in cases where the LESO has unknowingly carried traffic to or from an MES through which technological fraud has been perpetrated, provided that the LESO shall immediately notify the Company in the event that the LESO knows or suspects that a particular MES is fraudulent or is being fraudulently operated and shall provide reasonable proof to the Company that fraud has occurred.

6.3 The LESO shall comply with the Technological Fraud Prevention Procedures set forth in Annex R, as amended from time to time in accordance with Clause 20.

6.4 Notwithstanding the foregoing, the LESO shall have an obligation to pay Charges under the circumstances outlined in Clause 6.2 in the event that (i) the LESO receives non-refundable payment for the Services provided from the end-user in question; or (ii) the LESO provides Services to the MES in question after the Company informs the LESO that the Company has reason to believe that such MES is fraudulent or is being fraudulently operated, or (iii) the LESO's failure to comply with the Technological Fraud Prevention Procedures in Annex R has allowed such technological fraud to take place.

6.5 The LESO shall not provide Services to an MES that the LESO knows or has reason to believe is fraudulent or fraudulently operated.

6.6 The Parties shall assist legitimate end-users whose MESs may be compromised by technological fraud, including (i) on the LESO's part (with the assistance of the Company upon the LESO's request), contacting such end-users or Resellers to inform them of the existence of the fraud; (ii) assisting such end-users with deactivation and reactivation of their MESs with new access numbers and codes and any other relevant facilities and (iii) providing general information concerning fraud avoidance. In the event that an end-users MES must be deactivated and reactivated as the result of technological fraud arising from the LESO's failure to comply with the Technological Fraud Prevention Procedures in Annex R, then the LESO shall reimburse the Company for administrative costs associated with such deactivation and reactivation and reasonable costs incurred by the end-user in connection therewith (provided that such costs shall be demonstrated to be reasonably incurred).

7    RENEWAL OF THIS AGREEMENT

7.1 This Agreement may be renewed upon the expiry of the Extended Term on any terms and conditions as may be mutually agreed between the Company and the LESO.

In order to facilitate the orderly renewal of this Agreement, the Parties agree to comply with the procedures described in this Clause provided, however, that neither Party shall be under a binding obligation to agree to any renewal of this Agreement and nothing in this Clause shall preclude the Parties from mutually agreeing to any other procedure for the negotiation and execution of such renewal.

7.2 If, not less than eighteen (18) months before the expiry of the Extended Term, the LESO, gives the Company written notice requesting the renewal of this Agreement, the Company shall, at least fifteen (15) months before such expiry, give the LESO written notice stating either the terms and conditions upon which the Company is willing to grant a renewal to the Agreement pursuant to this Clause or that the Company is not willing to grant such renewal and the reasons for such decision. If the Company is willing to grant a renewal, the Parties shall each use their best efforts to conclude any agreement for renewal at least twelve (12) months before the expiry of the Extended Term. In considering the request for a renewal, the Company shall, consistent with the objects set forth in its Memorandum of Association, take into account the desirability of the LESO continuing to provide Maritime Distress and Safety Services.

8    AUTHORISATION SUBJECT TO COMPLIANCE

8.1 Subject to Clause 8.4 below, the Authorisation shall be conditional upon compliance by the LESO with the LES Technical Criteria and Operating Procedures in respect of all Services being provided by the LESO, or by a Reseller using the LESO's Land Earth Stations. The LESO shall also use reasonable endeavours to comply with the minimum LES Technical Performance Objectives in Annex M. Subject to Clauses 8.4 and 20, the Company shall apply the same LES Technical Criteria and Operating Procedures to all LES Operators for Services provided through the Land Earth Stations of such LES Operators.

8.2 If the LESO fails to comply with its obligations under Clause 8.1:

(i) The Company shall give notice to the LESO requiring its non-compliance to be remedied within a reasonable time (which shall not be less than ten (10) days except in Urgent Operational Cases) taking into account all of the circumstances, and after consultation with the LESO.

(ii) If the non-compliance continues after the time specified in the Company's notice in sub-paragraph (i), the Company shall have the right, with immediate effect:

        (a)  to suspend the Authorisation for non-compliant
             Services in respect of the LES or LESs concerned; or

        (b) to suspend the Authorisation with respect to any tenant entity in a Shared LES Agreement with the LESO in the event that such non-compliance is caused by the tenant entity; or

        (c) to suspend the entire Authorisation where the non-compliance affects all the Services provided and all of the LESs operated by the LESO.

(iii) Notice of suspension shall be given by the Company to the LESO immediately after any such action and such suspension shall continue until the date on which the LESO resumes compliance with the LES Technical Criteria and Operating Procedures, as determined by the Company acting in good faith.

(iv) This Sub-Clause 8.2 shall be without prejudice to the applicable provisions of Clause 21.

8.3 Notwithstanding the foregoing and subject to the provisions of Clause 8.2(iii) above, the Company shall have the right to suspend the Authorisation with respect to Services provided, or Land Earth Stations operated, by the LESO without notice in the event that such Services or Land Earth Stations are not compliant with the requirements of the LES Technical Criteria and Operating Procedures and such failure of compliance has led to the occurrence of an Urgent Operational Case.

8.4 The obligation of the LESO to comply with the requirements of the LES Technical Criteria and Operating Procedures shall be subject to any waivers from compliance with such requirements granted by the Organization to the LESO. In addition, the Company may grant waivers to the LES Technical Criteria and Operating Procedures after the Effective Date of this Agreement, provided that any such waiver (or a functionally equivalent waiver) that is granted to other LES Operators shall be granted to the LESO if the LESO demonstrates similar hardship in similar circumstances. Upon request by the LESO at the time that the LESO seeks a waiver, the Company shall disclose the existence of waivers granted to other LES Operators that are similar to the waiver requested by the LESO. 9
9    CHARGES

9.1 The LESO shall pay to the Company, subject to the provisions of this Clause 9, the Charges calculated in accordance with Annex G for services via the Space Segment provided hereunder to the LESO by the Company (as such Charges may be adjusted from time to time in accordance with Clauses 9.5 and 9.6). The LESO shall be responsible for the payment of all Charges to the Company for all Services that are provided via the Space Segment using its LES (including those Services provided by Resellers). The Charges shall be paid to the Company in US dollars or in any other freely convertible currency that is acceptable to the Company and otherwise in accordance with the invoice procedures in Clause 10.

9.2 The Company may offer price incentives to the LESO and other LES Operators, as set forth below:

A.      Performance Incentives. The Company shall be free to introduce price
        -----------------------
        incentives based on the contribution of the LESO and other LES Operators in meeting performance objectives defined by the Company with the aim of expanding the overall traffic or customer base for the Services, provided that any such price incentives are made available to all LES Operators based on the same criteria.

B.      Take-or-pay and Modified Take-or-pay. The Company shall be
        -------------------------------------
        free to introduce further price incentives based on firm commitments by the LESO to deliver a specified volume of traffic for a defined Service over a specified period of time, and, where the Parties determine that such an arrangement would be desirable, to modify the take-or-pay commitment such that the penalty amount payable by the LESO for any shortfall in traffic delivered is an agreed fraction of the actual shortfall amount. Any such take-or-pay or modified take-or-pay commitments shall be offered by the Company to all LES Operators on an equal basis at least thirty (30) days prior to the introduction of such scheme for any LES Operator, subject to the availability of Space Segment capacity.

Taxes and Tax Credits

9.3 All Charges payable by the LESO under this Agreement shall be paid free and clear of all taxes, levies, duties, costs, charges, withholdings, deductions or any charges of equivalent effect (tax or taxes) imposed on the Services by any authority having the power to impose such taxes, provided that the Company shall remain responsible for any income tax imposed on it.

9.4 If, and to the extent that, the LESO pays a tax in accordance with Clause
9.3 and the Company receives and retains the benefit of a refund of a tax or credit against tax on its overall net income which is attributable to the tax paid by the LESO (a Tax Credit), then the Company shall reimburse such amount to the LESO or, at the LESO's option, the LESO may deduct the applicable amount from amounts payable to the Company in accordance with Clause 10. The LESO may identify a Tax Credit for which the Company may be eligible and assist the Company in claiming such Tax Credit. The Company shall use reasonable endeavours to claim any such Tax Credit to the fullest extent permitted by applicable law. In the event that the LESO claims a reimbursement hereunder, the LESO shall identify any such Tax Credit to the Company and provide all necessary information and assistance to the Company to claim such Tax Credit. In the event of an audit by any relevant taxing authority related to taxes (other than income taxes) or Tax Credits related to the Services provided by the LESO, the Parties shall provide such information to each other as may be necessary to comply with such audit, subject only to limitations imposed by law.

Changes to the Charges

9.5 The Charges set forth in Annex G shall be modified each year of the Term on the date that is the anniversary of the Effective Date (a "Modification Date") in accordance with the following formula:


                                    [FORMULA]


where:

        j   =  price component (including both fixed and variable
               components);

        t   =  year following the Modification Date;

        t-1 =  year ending on the Modification Date;

        t* = year extending from fifteen (15) calendar months prior to the Modification Date to three (3) calendar months prior to the Modification Date (the "Measurement Year");

        Vj,t*= volume of component j in the Measurement Year t*; and

        Pj,t = wholesale price of component j in year t (US dollars of year t), which shall be undiscounted except as permitted under Article 9.6.3.

9.6.1 At least thirty (30) days before the Modification Date, the Company shall provide to the LESO the following information:

(i) the Charges (for each price component, i.e. for Demand-Assigned Services, Full-Period Services and Fixed
        Charges) during the year ending on the Modification Date;

(ii) the total Service volumes of the Company (for each price component) during the Measurement Year;

(iii) the calculation of Charges for the year commencing on the Modification Date in accordance with the formula in Clause 9.5 and shown in sufficient detail that the LESO can verify the calculation based on the information supplied in accordance with (i) and (ii); and

(iv) a report from the Company's auditors stating that in their opinion the information supplied in accordance with (i) to (iii) fairly presents the revenues earned by the Company and the application of the formula in Clause 9.5.

The Company shall provide the information required in paragraphs (i) to (iv) to the LESO in a manner and at location(s) that protect the confidentiality thereof. The Parties agree that all such information provided shall be deemed to be Confidential Information and shall be protected as required by Clause 17 of this Agreement.

9.6.2 The Company shall be free on a Modification Date to adjust the Charges of any individual Service and to adjust the fixed and variable components of any Charge for any individual Service, so long as the formula in Clause 9.5 is satisfied.

9.6.3 In implementing the formula in Clause 9.5, the Company shall not take account of Charges or volumes that are based upon take-or-pay, or modified take-or-pay commitments between the Company and individual LES Operators pursuant to Clause 9.2B unless such commitments are expressly set forth in Annex G.

9.6.4 In the event that the Company adds Evolved Services to Annex G in accordance with this Agreement, then any such Services shall be subject to the price formula in Clause 9.5 on any Modification Date failing more than six (6) months after the date on which the Service is added to Annex G.

9.6.5 In the absence of an arithmetic or other clerical error in the application of the formula in Clause 9.5, the new Charges developed by the Company as revised to reflect the requirements of Clause 9.5 shall be final and binding on the Parties and shall not be subject to dispute under Clause 30 of this Agreement. The Company shall provide to the LESO a revised Annex G reflecting the new Charges at least ten (10) days before the Modification Date, and such revised Annex shall constitute an amendment to this Agreement.

Introduction of New Charges

9.7 If the Company introduces an Evolved Service for which no Charge is listed in Annex G as of the Effective Date, the Company shall establish the initial Charge for that Service, subject to prior consultation with the LESO. Once such a Charge is established, Annex G shall be modified accordingly and the Charge shall be subject to Clauses 9.5 and 9.6, provided that the Company shall be free at any time to offer reduced promotional levels of Charges on a temporary basis to facilitate the introduction of newly-offered Services, provided further, however, that the Company shall notify the LESO in advance of the period of validity of any such promotional Charge and that the Company may not increase the promotional rate more than one time to establish the "initial Charge" under Annex G.

Non-discrimination

9.8 In establishing Charges, the Company will not discriminate on the basis of the nationality of LES Operators. Notwithstanding the foregoing, the Company shall have the right to offer different Charges for the same Service in defined geographical regions in which end-user calls or messages originate or terminate and which are technically verifiable, provided that (i) every LES Operator that provides such Service in the relevant defined (and technically verifiable) geographical region shall be entitled to receive such Charge; (ii) consistent with this Clause 9, the Company shall modify Annex G as necessary to reflect such price differentiation(s) on an ongoing basis and publish the same to every LES Operator, and (iii) the Company may implement differential prices only if it is consistent with the Company's obligation under applicable law.

9.9 For the purpose of determining the amount of payments due under Clause 10 hereof, the LESO's use of the Space Segment for provision of the Services shall be measured in accordance with the procedures set forth in Annex H.

10 PAYMENT OF CHARGES

10.1 With respect to Demand-Assigned Services as set out in Part A of Annex G, excepting invoices for volume commitments, the Company shall invoice the LESO on a monthly basis. Each invoice shall be dated as of the day that it is produced and shall be sent by courier to the LESO on that date. All invoices for a calendar quarter shall be due for payment sixty (60) days after the date of the last invoice for that calendar quarter (Payment Due Date). Each invoice shall contain a traffic statement for the month covered by the invoice prepared in accordance with Clause 9.9. Each traffic statement shall include a summary of traffic volume by Service per LES in units of minutes or kilobits (with separate details for chargeable and non-chargeable traffic), details of the Charges for each Service and the total amount in US dollars due to the Company.

10.2 With respect to invoices for volume commitments, the Company shall ordinarily invoice the LESO at least thirty (30) days in advance of the period to which the volume commitment refers to. Each invoice shall be dated as of the day that it is produced and shall be sent by courier to the LESO on that date. Each invoice shall be due for payment on the last business day prior to the period to which the volume commitment refers (Payment Due Date).

10.3 With respect to Full Period Services and Fixed Charges as set out in Part B of Annex G, the Company shall ordinarily invoice the LESO at least thirty (30) days in advance of the start of the period to which the service refers. Each invoice shall be dated as of the day that it is produced and shall be sent by courier to the LESO on that date. Such services shall be due for payment in full on the last business day prior to the start of the period to which the service refers (Payment Due Date).

10.4 An interest charge shall be imposed, at a rate of the current three (3) month US dollar London Inter-Bank Offer Rate (LIBOR) plus twelve (12) percentage points per annum calculated daily, on any payment due under this Agreement remaining unpaid after the Payment Due Date. Such interest charge shall be computed commencing on the first day following the Payment Due Date.

10.5 Any payment to be made under this Agreement shall be made by wire transfer directly to the bank account designated by the Company in writing and shall be deemed to be received by the Company on the date the amount is credited to the Company's bank account.

10.6 If any payment required under this Agreement has not been received by the Company by the Payment Due Date, the Company may serve a written demand for payment. Subject to Clauses 10.7-10.9, if the payment to which such written demand refers remains outstanding for thirty (30) days following receipt of such written demand, the Company may suspend the Authorisation. In the case where payment remains outstanding for more than ninety (90) days after the date on which the Company becomes entitled to suspend the Authorisation, the Company shall have a right to terminate the Agreement in accordance with Clause 22.1.

Invoice disputes

10.7 The LESO shall notify the Company as soon as possible but no later than thirty (30) days after the receipt of an invoice in the event of any dispute regarding the Charges payable by the LESO, to the Company for the provision of Services via the Space Segment. The Company and the LESO shall enter into discussions and shall use their best efforts, including reciprocal provision of relevant records, to resolve disputes within ninety

(90) days from the date of receipt of the invoice. In the event that, as a result of such discussions, it is determined that the LESO should pay any amount to the Company, the LESO shall pay interest to the Company in the amount set forth in Clause 10.4 for any amounts paid after the Payment Due Date notwithstanding initiation of such discussions. Any such notice in writing shall include the reasons for the dispute and a preliminary quantification of the disputed amount by means of a comparison of the Company's traffic statement underlying the invoice, or part thereof, with the LESO's own call data records.

10.8 The LESO shall pay the undisputed amount of any invoice by the relevant Payment Due Date. In the event that the Parties are unable to resolve a dispute concerning all or a portion of an invoice within the ninety (90) day period set forth in Clause 10.7, then such dispute will be deemed to be a formal dispute. In the event of a formal dispute, the Company and the LESO, acting through their respective chief financial officers (or their designates), shall act in good faith to attempt to resolve the dispute within thirty (30) days following initiation of the formal dispute.

10.9 In the event that the Company and the LESO are unable to resolve the formal dispute in accordance with Clause 10.8 within the thirty (30) day period specified therein, the dispute shall be determined by an expert in accordance with Clause 30.2. Where any payment made in accordance with Clause 10.8 has resulted in either an underpayment or an overpayment by the LESO, such underpayment or overpayment shall be paid by the LESO or refunded by the Company, as appropriate, including accrued interest calculated in accordance with Clause 10.4 from the Payment Due Date (if the payment is made by the LESO) or from the later of the date of the overpayment by the LESO or the Payment Due Date (if the payment is made by the Company), within fourteen (14) days of the determination resolving the dispute.

11    ADDITIONAL OBLIGATIONS OF LESO

      In addition to other obligations of the LESO set forth herein, the LESO agrees as follows:

(a) if the LESO chooses to provide Services via the Space Segment, it shall do so subject to any applicable national laws and regulations, and shall use reasonable efforts to give effect to the Company's obligations (i) to provide Services without discrimination on the basis of nationality, and (ii) to have regard to the principle of acting exclusively for peaceful purposes, taking into account the past practice of the Organization and the practice of the Company;

(b) to obtain, and to use reasonable endeavours to require its Resellers to obtain, all necessary licenses and approvals and otherwise to comply with all statutes, by-laws, regulations and requirements of any government or other competent authority applicable to the LESO and to the provision of Services via the Space Segment by the LESO;

(c) not to hold itself out as agent for the Company in any correspondence or other dealings relating directly or indirectly to the provision of the Services via the Space Segment; provided that the LESO may use the Marks subject to the provisions of Clause 18 hereof; and

(d) the LESO shall be fully responsible for terrestrial interconnection of its LES(s) for the purpose of originating or terminating traffic, subject to applicable national law.

12    ADDITIONAL OBLIGATIONS OF THE COMPANY

      In addition to other obligations set forth herein, the Company agrees as follows:

(a) To procure and maintain all licenses, approvals and government authorisations necessary to provide the Space Segment for provision of the Services by the LESO hereunder and to comply with all statutes, by-laws, regulations and requirements of any government or other competent authority applicable to the Company;

(b) To use its best efforts in undertaking such steps as are necessary to assure that the Company is entitled (i) to maintain orbital slots for the Satellites at the orbital positions contemplated in this Agreement and to undertake such steps as are necessary to maintain those slots throughout the Term of this Agreement, (ii) to maintain the numbering schemes of the Organization in effect prior to the Effective Date, and (iii) to maintain the authority to allocate MES identification numbers after the Effective Date as necessary to perform its obligations hereunder;

(c) To comply with the terms of any agreements that the Company may have undertaken with the Organization;

(d) Not to hold itself out as agent or principal of the LESO in any correspondence or other dealings relating to the provision of Services via the Space Segment; and

(e) Throughout the Initial Term, not to (i) engage in any direct marketing, canvassing or solicitation to any individuals or entities with respect to sale of the

        Services (provided that the Company shall be permitted to engage in generic marketing to support and promote the Company's brand in support to the LESO, and other LES Operators; and provided further that the term "generic marketing" shall be deemed to include working in conjunction with the LESO on joint marketing activities), (ii) enter into any contracts with MES end-users or any of the LESO's Resellers or agents in respect of the Services other than the standard terms and conditions necessary for service activation or to become a PSA, (iii) knowingly contact MES end-users in the ESAS database directly for the purpose of conducting marketing surveys without the written consent of the LESO, provided, however, that the Company shall be free to conduct marketing surveys for the benefit of the LESOs from other available sources of information, and provided further that the Company shall make available to the LESO and all LES Operators the results of its marketing surveys, both parties being subject to the provisions of Clause 14 hereof, and (iv) distribute customer leads to the LESO and other LES Operators except on an impartial and uniform basis, unless this is not appropriate or practical, and in such cases full disclosure of the reasons and logistics behind such distribution shall be made to the LESO.
        Nothing in this provision shall prevent the Company from interfacing directly with manufacturers of LESs, MESs and other equipment related to the Services and their agents.

13    SPACE SEGMENT MANAGEMENT

Provision of Space Segment Capacity

13.1 The Company shall, in accordance with this Clause, provide Space Segment capacity on Second Generation and Third Generation Satellites to enable the LESO to provide Services. The Company shall also provide Space Segment capacity on Subsequent Satellites, if the Company chooses to offer Existing or Evolved Services on such Satellites, in a manner consistent with the Authorization and the terms and conditions of this Agreement.

13.2 The characteristics of Second and Third Generation Satellites and their capacity are defined in Annex L. The primary aim of the Company with respect to Space Segment management shall be to continue to provide Space Segment capacity to the LESO and all other LES Operators with Inmarsat-3 Satellites, or with Inmarsat-2 Satellites in the event of Inmarsat-3 Satellite failures or other capacity shortfall. The Company shall use its reasonable endeavours to provide that capacity in accordance with the Network Performance Objectives described in Annex N. Nothing herein shall require the Company to procure additional satellite capacity.

Use of Third Generation Satellites

13.3 The Company shall provide Space Segment capacity for Services on Third Generation Satellites at the following orbital locations with: (a) the station keeping to two tenths (0.2) of a degree at the equatorial crossing; and (b) an orbital inclination less than two point seven (2.7) degrees:

      AOR-West Region at 54 degrees West
      AOR-East Region at 15.5 degrees West
      IOR Region at 64 degrees East
      POR Region at 178 degrees East

13.4 The location of the fifth Third Generation Satellite, located initially at 25 degrees East, shall be at the discretion of the Company, subject to Clause 13.6 (a).

Use of Second Generation Satellites

13.5 The Second Generation Satellites shall be deployed, at the discretion of the Company, and subject to Clause 13.6 (b), at any of the following orbital locations, respectively:

(a) locations adjacent to the four Third Generation Satellites referred to in Clause 13.3:

      *      AOR-West Region at 55 degrees West;
      *      AOR-East Region at 17 degrees West;
      *      IOR Region at 65 degrees East;
      *      POR Region at 179 degrees East.

(b) Alternative Locations. The Company shall have discretion to locate the Second Generation Satellites, consistent with the Company's obligations to provide sparing hereunder, at the following alternative locations:

      *      25 degrees East;
      *      110 degrees East;
      *      98 degrees West;
      *      142 degrees West.

Non-availability of Third Generation Satellites

13.6 If, for any reason, a Third Generation Satellite at one of the locations described in Clause 13.3 ceases to operate or, if the capacity on that Satellite is permanently or indefinitely degraded, or if the capacity is or becomes insufficient to satisfy all the LESO's traffic requirements at any time, the Company shall use its reasonable endeavours to replace or augment the capacity in conformity with the Network Performance Objectives referred to in Annex N in the Ocean Region concerned by using one or more of the following means available to it, depending on the operational circumstances:

(a)   Use of a fifth Third Generation Satellite

        If a Third Generation Satellite whose location is specified in Clause
        13.3 ceases to operate or becomes permanently or indefinitely degraded, the primary means of providing replacement capacity shall be the deployment of the fifth Third Generation Satellite to the location concerned (as defined in Clause 13.3), if the fifth Third Generation Satellite is functioning normally and if it has not already been deployed to one of the locations defined in Clause 13.3.

(b)   Use of a Second Generation Satellite

      (i) If a fifth Third Generation Satellite is not available for the purpose mentioned in sub-paragraph
             (a), either the adjacent Second Generation Satellite, if any, shall be used, or a Second Generation Satellite shall be deployed at the location concerned, in order to provide capacity for the Services to the maximum level available on the Second Generation Satellite, subject to the availability of sufficient fuel to enable such deployment to be made. The Company may, in its discretion, deploy more than one Second Generation Satellite for that purpose.

      (ii) The Parties acknowledge that Second Generation Satellites have limited capacity compared to Third Generation Satellites and cannot carry Services designed solely for spot-beam operation.

(c) The maximum time needed to relocate a Second or Third Generation Satellite for the above purposes shall be thirty (30) days, subject to the availability of sufficient fuel to effect the relocation within that time and maintain station-keeping after the relocation.

(d)   Capacity Augmentation

        (i) If capacity on a Third Generation Satellite is or becomes insufficient to carry the LESO's traffic requirements at any time, although the Satellite is functioning nominally, the Company may optimise Space Segment capacity using the general guidelines in Annex I. Except in an Urgent Operational Case, the Company shall consult with the LESO prior to taking any such measures.

      (ii) If capacity on a deployed Second Generation Satellite or Satellites used in accordance with paragraph 13.6 (b), is insufficient to carry the nominal traffic load in accordance with the Network Performance Objectives in Annex N, the Company may optimise the capacity of any such Satellites using the general guidelines set out in Annex I. The nominal traffic load in this context means the average bouncing busy hour volume of traffic for particular Services that had been carried by the Third Generation Satellite concerned during the three (3) months immediately prior to the start of the use of the Second Generation Satellites under paragraph 13.6 (b). Except in an Urgent Operational Case, the Company shall consult with the LESO prior to taking any optimisation measures.

      (iii)Alternatively to sub-paragraphs 13.6 (d) (i) and (ii), in order to augment capacity in the Ocean Region concerned so as to accommodate the LESO's traffic requirements, the Company may deploy an additional Second or Third Generation Satellite to that Ocean Region, at an orbital location determined by the Company from amongst the locations defined in Clause 13.5. The LESO may elect to operate on one or both Satellites in that Ocean Region.

(e)   Consultations with LESO
      ------------------------

        The Company shall notify the LESO of the occurrence of any of the above events. Except in an Urgent Operational Case, the Company shall consult with the LESO before taking any of the above actions. The consultations and subsequent actions by the Company shall take into account the need to preserve coverage for the LESO and all other LESO Operators and also the need to ensure continuity of Maritime Distress and Safety Services and any other safety-related communications services.

Company's Right to Replace Capacity

13.7 Subject to the requirements of Clause 13.6 and the Network Performance Objectives in Annex N, the Company shall have discretion to interchange any of the Third Generation Satellites at any of the locations referred to in Clause
13.3 or to interchange
any of the Second Generation Satellites at any of the locations referred to in Clause 13.5 in the light of joint interests of the Company and all LES Operators.

13.8 Except in an Urgent Operational Case, the Company shall give the LESO reasonable prior notice of any proposed replacement of a Satellite, and shall consult with the LESO prior to such replacement, and take into account any reasonable request made by the LESO in relation to the proposed replacement.

Use of Spare Capacity of Second and Third Generation Satellites

13.9 The use of spare capacity on any Satellite not required by any LES Operator for the provision of Services shall be at the discretion of the Company. Leasing of capacity shall be subject to the Company's lease policy, described in Annex E, as may be modified by the Company from time to time.

Operations Infrastructure

13.10 The Company shall provide, or shall procure the provision of, the operations infrastructure necessary to support the operation of the Satellites through which the Services are provided, and shall use its reasonable endeavours to achieve the Network Performance Objectives set out in Annex N.

Liability

13.11 Other than as provided for in Clause 13.12, the Company shall not incur any financial liability to the LESO if the performance of any of the Satellites or of the operations infrastructure fails to achieve the Network Performance Objectives specified in Annex N.

13.12 In the event that the Company fails to meet the minimum Network Performance Objectives set forth in Annex N, then the LESO shall receive outage credits for any traffic commitment or other fixed-period service affected by such outage as follows: No allowance or credit will be made for any unavailability, delay or interruption in the availability of the service which is of less than one hour's duration. Any such unavailability, delay or interruption which is of one hour or more duration shall be credited to the LESO in an amount equal to the proportionate charge in one hour multiples for each one hour, or major fraction thereof during which such unavailability, delay or interruption has occurred. In addition to the foregoing, in the event that the Company relocates a Satellite or substitutes a Satellite of one generation with a Satellite of another generation and, as a result thereof, the LESO is unable to meet a traffic commitment that it undertakes prior to such relocation or substitution, then the LESO shall be excused from such traffic commitment.

14    REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

14.1 The Company represents and warrants to the LESO that the following statements are true and accurate as regards the Company as of the date of the signing of this Agreement and are deemed to be repeated on the Effective Date:

(a) the execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action on the part of the Company;

(b) the Company owns or leases the Satellites and has a right to use the orbital slots and associated frequency spectrum for the Satellites throughout the Initial and Extended Terms of this Agreement;

(c) this Agreement constitutes the legal, valid and binding obligations of the Company;

(d) the Company has obtained all clearances, telecommunications and other licences, consents and approvals necessary to enable it to operate the Space Segment for the provision of the Services and to perform its other obligations under this Agreement;

(e) the Company is in compliance with any applicable telecommunications or other law and regulation of the United Kingdom and any other relevant country governing any ground-based part of the Space Segment; and

(f) the Company has received from the European Commission in terms reasonably satisfactory to it and the LESO either:

      (i)    a formal decision or and administrative letter indicating that
             Article 85(1) or Article 86 of the EC Treaty is not applicable to the Agreement, or

      (ii)   a formal decision granting an exemption for the Agreement under
             Article 85(3) of the EC Treaty; or

      (iii) an administrative letter indicating that the European Commission considers that the conditions for an exemption under Article 85(3) of the EC Treaty are fulfilled or that the European Commission proposes to take no action in relation to the Agreement.

14.2 The LESO represents and warrants to the Company that the following statements are true and accurate as regards the LESO as of the date of signing of this Agreement and are deemed to be repeated on the Effective Date:

(a) the execution, delivery and performance of this Agreement have been duly authorised by all necessary corporate action on the part of the LESO;

(b) this Agreement constitutes legal, valid and binding obligations of the LESO,

(c) the LESO has obtained all clearances, telecommunication and other licences, consents and approvals necessary to enable the LESO to operate its Land Earth Station(s), to provide the Services via the Space Segment and to perform any other obligation under this Agreement; and

(d) the LESO has complied with any applicable law and regulation of any country in which it operates.

15    DISCLAIMERS OF LIABILITY

Telecommunications Breakdown and Application of Barring Procedures

15.1 Subject to this Clause 15, the LESO agrees that the Company (for itself and as trustee for the benefit of the other indemnitees, as defined in Section 15.8) shall not be liable on any basis whatsoever to the LESO, its Affiliates, Resellers, customers or other end-users for any direct, indirect or consequential loss, damage or expense, including, without limitation, loss of profits or revenues, loss of distribution rights, abortive expenditure or damage to property and injury or death to persons, arising from or in connection with
(i) any Telecommunications Breakdown, regardless of cause including, but without limitation, satellite or other equipment failure or malfunction, or any unavailability, delay or interruption of telecommunication services caused as a result thereof, or (ii) any suspension of service to a mobile earth station resulting from actions by the Company acting in good faith at the request of the LESO or other LES Operators in accordance with the Barring Procedures.

15.2 Notwithstanding Clause 15.1, the Company shall compensate the LESO for loss in the event that the Telecommunications Breakdown described in Clause 15.1 above is caused by the wilful or reckless act or knowing or reckless omission of the Company in circumstances where the Company knew that such act would have such effect or was reckless as to whether or not such act or omission would have such effect.

15.3 In the event of the Company becoming liable in accordance with Clause 15.2 to compensate the LESO, the loss suffered by the LESO shall be deemed to be, and limited to, a proportionate part of the LESO's relevant net revenues (as defined in Clause 15.4) calculated by reference to each hour or fraction of an hour (being not less than one quarter) during the period of time in which the Telecommunications Breakdown occurred. The Company shall pay such amount to the LESO, provided that in no circumstances shall the aggregate amount payable by the Company to the LESO and all other LES Operators affected by such Telecommunications Breakdown under this Clause 15.3 in respect of all occurrences or series of occurrences arising out of the same proximate cause in any calendar year, exceed U.S. $10 million. In calculating the amount payable, account will be taken of variations in the volumes of traffic at different times based on the average diurnal profile for the Ocean Region in which the LESO is located.

15.4 For the purpose of Clause 15.3, the term "LESO's relevant net revenues" means the LESO's proportional share (based on overall system traffic) of the gross revenues received by all LES Operators affected by such Telecommunications Breakdown from the provision of Services by all affected LES Operators during the twelve (12) months preceding the first incident giving rise to the claim less (i) the amount of Charges that were payable to the Company in relation to such revenues and (ii) the variable land-line charges associated therewith (subject to the $10 million limitation set forth in Clause 15.3).

Disclaimers to be Passed on to End-Users

15.5

(a) The LESO shall incorporate, and require that Resellers incorporate, in the terms and conditions applicable to any customers to which the LESO or its Resellers provide Services following the Effective Date, disclaimers of liability substantially similar to (but in no case less broad than) that set forth in Clause 15.1 in favour of the Company, the Company's Affiliates and itself. Such disclaimers shall be in form or substance consistent with the disclaimer set forth in Annex J, or as close to such form as is permitted by the applicable law.

(b) The Company shall, through the PSA, procure that any end-user of the Services, as a condition of service activation, must sign a written waiver of liability vis-a-vis the Company and the LESO (or all LES Operators collectively) for any loss, damages or associated costs arising in connection with the provision of Services to the maximum extent to which the Company and the LESO are legally permitted to waive such liability.

Damage to Space Segment or Loss of Services

15.6 The LESO shall be liable to the Company, and shall indemnify and hold the Company harmless vis-a-vis claims by any third party (including but not limited to other LES Operators) against the Company, for any loss or damage to the Space Segment caused by any act or omission of the LESO, its Resellers, contractors, employees, agents, lessees or assignees, or any of them (which in no case shall exceed $100 million in any calendar year), except that the LESO shall have no liability to the Company for loss or damage arising out of the provision of Services by the LESO via the Space Segment in a manner authorised by this Agreement (subject to Clause 8.4), the LES Technical Criteria and Operating Procedures or as otherwise authorised in writing by the Company.

15.7

(a) Nothing in this Agreement shall exclude or limit the liability of either Party for death or personal injury resulting from such Party's own negligence in any jurisdiction where, as a matter of law, such liability cannot be excluded or limited.

(b) Neither Party shall be liable for any indirect, special, punitive, incidental or consequential damages arising out of or under this Agreement.

Indemnities

15.8 As used in this Clause 15, the term the other indemnitees mean any Affiliate, or director, officer, employee or agent of an Indemnified Party (as defined below) or of its Affiliate.

15.9 Either Party (the "Indemnifying Party") shall indemnify the other Party (the Indemnified Party") and the other indemnitees from and against any direct, or indirect loss, damage, liability or expense arising from any claim by a third party, pursuant to or in connection howsoever with:

(a) any libel, slander, or invasion of privacy or any allegation thereof by the Indemnifying Party, its Affiliates, Resellers or customers, as the case may be, arising in connection with the provision of Services via the Space
        Segment (provided that, for the purpose of this Agreement, other LES Operators shall not be deemed to be the "customers" of the Company and the Company shall not be obligated to indemnify the LESO for claims arising hereunder that are attributable to another LES Operator);
        or
(b) any infringement or alleged infringement of any patent, copyright, design, trademark or other industrial or intellectual property rights whatsoever of any other person by the Indemnifying Party, including without limitation, infringement or alleged infringement arising in connection with combining or using in connection with the provision of Services via the Space Segment as authorised hereunder, any apparatus and systems of the Indemnifying Party, its Affiliates, Resellers or customers (provided that, for the purpose of this Agreement, other
        LES Operators shall not be deemed to be the "customers" of the Company and the Company shall not be obligated to indemnify the LESO for claims arising hereunder that are attributable to another LES Operator).

Notwithstanding the foregoing, neither Party shall be under any obligation to indemnify the other Party or the other indemnitees of the other Party under this Clause if any such claim would have arisen against the Party seeking indemnification under this Clause 15 regardless of the alleged acts or omissions of the Party from which indemnification is sought or those of its Affiliates, Resellers or customers.

15.10 The LESO shall indemnify the Company and the other indemnitees from and against all direct or indirect loss, damage, liability or expense arising from any claim by any third party resulting from or arising in connection with any event which is required to be disclaimed under Clause 15.5 hereunder. For the purpose of this Clause 15.10, the LESO shall be deemed to be the Indemnifying Party and the Company shall be deemed to be the Indemnified Party.

Defence of Indemnified Claims

15.11 With respect to any claim for damage or loss that is required to be indemnified hereunder, the indemnifying Party shall, at its own expense, defend any such claim subject to the conditions that the Indemnified Party (or, as the case may be, the other indemnitees) shall give the Indemnifying Party reasonable notice of the receipt of any such claim, and provide such cooperation to the Indemnifying Party as is reasonably necessary for the defence of the claim, including, without prejudice to the generality of the foregoing, the filing of all pleadings and other court processes, the provision of all relevant information and documents, and providing reasonable access to relevant employees.

15.12 If, in the event of any claim subject to Clause 15.11, the applicable law does not permit the Indemnifying Party to defend the claim as contemplated herein, then the Indemnified Party shall conduct its defence under instructions from the Indemnifying Party and shall not make any admissions, settlements or compromises without the written consent of the Indemnifying Party.

15.13 The provisions of Clause 15.6 to Clause 15.12 regarding indemnification shall survive the expiration or termination of the Agreement.

16    INSURANCE

16.1 The Company and the LESO shall each maintain liability insurance from a third party insurer or self-insurance in an amount sufficient to cover the indemnities which each Party has granted, respectively, under this Agreement, to the other Party. Each Party shall, upon request of the other Party, provide the other Party with evidence of such insurance or, as the case may be, net asset value that is sufficient to cover the indemnities granted under this Agreement.

16.2 In addition to the insurance described in Clause 16.1, the Company shall obtain and maintain insurance (in a commercially reasonable amount that is standard for the satellite communication services industry) to cover third party claims resulting from telecommunications breakdown of any nature whatsoever that relates to the availability of the Space Segment. At its option, the LESO shall be named as an additional insured on such policy, in which event, the LESO may be required to contribute, along with other LES Operators, to the cost of such insurance policy. Any such contribution will become payable within thirty (30) days of the date of the receipt by the LESO of an invoice from the Company. The Company shall also provide such other information about such insurance policy as the LESO may reasonably request.

17    CONFIDENTIALITY

17.1

(a) The Company and the LESO hereby agree that it may be necessary to the performance of this Agreement for a Party (the "Disclosing Party") to disclose to the other Party (the "Receiving Party") certain information that the Disclosing Party deems to be confidential and proprietary. The Receiving Party shall maintain the security and confidentiality of all Confidential Information (as defined below) received from the Disclosing Party hereunder.

(b)    For purposes hereof "Confidential Information" shall include
        (i) information deemed to be Confidential Information under Clause 5.2.1, and (ii) technical information, customer lists and other business information or data relating to the Disclosing Party, its Affiliates or other representatives that is reduced to writing and marked "Confidential" or with a similar designation by the Disclosing Party. Notwithstanding anything contained herein to the contrary, Confidential Information shall not include (i) information developed independently by the Receiving Party or lawfully received from a third party not under an obligation of confidentiality; or (ii) information in the public domain; or (iii) information disclosed pursuant to law, judicial order or governmental regulation.

(c) The Receiving Party shall not use or communicate, directly or indirectly, any of the Confidential Information to any third party without the prior written consent of the Disclosing Party. The Receiving Party shall use its best efforts to prevent inadvertent disclosure of all or any part of the Confidential Information to any third party.

17.2 The Company shall treat all information that the Company receives from the LESO specifically relating to the LESO's customers or Resellers as Confidential Information hereunder and shall use such information only for the purpose intended by the LESO. The Company shall not, without the written consent of the LESO, disclose such information to any third party (including any other LES Operator) or (i) allow such information to be provided to the Company's Subsidiary (within the meaning of Clauses 2.9, 2.10 and 4.5), or (ii) to any governmental, international or intergovernmental agency or authority, unless required by law.

17.3 Notwithstanding anything else in this Agreement, the obligations contained in this Clause 17 shall survive the termination or expiration of this Agreement for a period of three (3) years.

18     INTELLECTUAL PROPERTY

18.1 The Company represents and warrants that it owns or has a valid license to use, certain patents, trade secrets, copyrights and other intellectual property embodied in the LES Technical Criteria and Operating Procedures. This Agreement confers upon the LESO the right to enter into a royalty-free license agreement with the Company, the form of which is set forth in Annex U (IPR License Agreement) (as amended from time to time to cover Evolved Services offered by the LESO), to use such patents, trade secrets, copyrights or other intellectual property embodied in the LES Technical Criteria and Operating Procedures as may be necessary for the LESO to provide Services in accordance with the terms and conditions of this Agreement and shall provide no other rights of ownership or of use unless otherwise expressly provided for herein or as otherwise mutually agreed by the Parties.

18.2 The Company represents and warrants, and the LESO acknowledges and agrees, that the Company owns or has authority to use or to sub-license the Marks set forth in Annex S. The LESO shall not obtain any ownership interest in or any license to use the Marks, except as provided for in the Trademark License Agreement, a form of which is set forth in Annex T, which the LESO and the Company have executed on the Effective Date. The LESO shall have no authority to authorise any Reseller, Customer, agent or other entity to use the Marks, except as expressly permitted by the Company in an executed license agreement between the Company and such Reseller, customer, agent or other entity.

19    TIME LIMITS

      Any period of time referred to in this Agreement shall be counted from the day following the event marking the start of the period of time and shall end on the last day of the period laid down. When the last day of a period of time is not a Business Day, the period shall be extended to the next Business Day.

20    AMENDMENTS

20.1 The terms and conditions of this Agreement shall not be amended or modified in any manner by the Parties except if such amendment or modification is part of an agreed change to standard terms and conditions applicable to all LES Operators or as otherwise expressly provided for herein.

20.1.1 The Company or the LESO may at any time propose an amendment to this Agreement, including its Annexes, except where express provision is otherwise made for amendment to any provision of this Agreement or to any Annex. Any such proposal shall be promptly circulated by the Company to all LES Operators. If at least three LES Operators so request, or if the Company so decides, the Company shall convene a meeting open to all LES Operators to consider the proposal. If the proposed amendment or addition is agreed to in writing by the Company and by at least two-thirds of the LES Operators providing between them at least two-thirds of the Company's total revenues derived from all LES Operator Agreements in the twelve (12) months immediately preceding the date of the circulation of the proposal, the amendment shall take effect in this Agreement and all other LES Operator Agreements, on a date to be determined by the Company and the LES Operators which agree to the amendment.

20.2 Notwithstanding Clause 20.1, the LES Technical Criteria and Operating Procedures may be amended from time to time by the Company subject to and in accordance with the provisions of this Clause 20.

20.3 Save as provided in Clause 20.6, the Company shall not adopt any change or addition to the LES Technical Criteria and Operating Procedures without first convening a LES User Group Meeting, in accordance with the procedures set out in Annex K, provided however that the Company shall not be obligated to convene such a meeting if it is not requested by a minimum of two (2) LES Operators. The Company shall convene such a meeting periodically to discuss, and to consult with affected LES Operators concerning, the technical and financial consequences of each proposed change or addition. A change or addition to the LES Technical Criteria and Operating Procedures can be proposed by either the Company or the LESO. Prior to convening a LES User Group Meeting, the Company shall, as soon as practicable, provide the affected LES Operators with (a) notice of any proposed changes or additions to the LES Technical Criteria and Operating Procedures, including any proposed implementation schedule, and (b) sufficient information to enable the affected LES Operators to evaluate the technical and financial consequences of the proposed change or addition.

20.4 Subject to Clause 20.6, where a proposed change or addition to the LES Technical Criteria and Operating Procedures would be mandatory thereby requiring compliance by all LES Operators offering the affected Service, and would result in either:

(a) a typical implementation cost (as defined below) to be incurred by the affected LES Operators in excess of US$250,000; or

(b) an aggregate of the typical implementation cost of the proposed change or addition and all other mandatory changes or additions to the LES Technical Criteria and Operating Procedures introduced in the immediately preceding twelve (12) months to be incurred by LES Operators in excess of US$500,000;

the Company shall not make the proposed change or addition without the consent of a simple majority of those LES Operators attending and voting at the LES User Group Meeting which offer the relevant Services affected by the proposed change or addition or which intend to offer the relevant Services and have a demonstrated financial commitment to do so. For the purposes of sub-paragraphs
(a) and (b), the "typical implementation cost" shall be the cost agreed between both the Company and a simple majority of the LES Operators affected by the proposed change or addition and who are present and voting at the Meeting. In the absence of such agreement, the typical implementation cost shall be determined by an expert in accordance with Clause 30.2.

20.5 Subject to Clause 20.6, where either:

(a) the proposed change or addition to the LES Technical Criteria and Operating Procedures would involve a typical implementation cost less than or equal to the thresholds described in Clause 20.4; or

(b) the proposed change or addition to the LES Technical Criteria and Operating Procedures would not be mandatory;

the Company may adopt the proposed change or addition, following the expiry of twenty-one (21) days from the date on which notice of the proposed change or addition has been given, or as the case may be, following the LES User Group Meeting at which such proposed change or addition was presented to the LES
Operators.

20.6 Notwithstanding any other provision of this Clause 20, the Company may adopt any change or addition to the LES Technical Criteria and Operating Procedures without prior consultation with the LESO where the Company reasonably determines that an Urgent Operational Case has arisen. However, where any change or addition to the LES Technical Criteria and Operating Procedures would, but for the provisions of this Clause, have required a consent of the LES Operators pursuant to Clause 20.4, a LES User Group Meeting shall be convened as soon as possible at which the Company shall provide evidence of the Urgent Operational Case and consider alterations to the change or addition.

20.7 The Company shall define a reasonable period applicable to all LES Operators by which the LESO shall implement a mandatory change or addition to the LES Technical Criteria and Operating Procedures, in consultation with those LES Operators present at the Meeting, and shall formally notify all LES Operators within ten (10) days after the Meeting. If the LESO does not comply with the implementation period, Clause 8 shall apply.

21    SUSPENSION OF AUTHORIZATION

21.1 If the LESO fails to comply with any material term of this Agreement, then the Company may give to the LESO written notice which shall specify the term or terms of this Agreement in respect of which the LESO is not compliant. If the LESO fails to cure the lack of compliance within a period of thirty (30) days from the date of such notice (or such longer period as may be permitted by the Company), the Company may suspend the Authorisation at any time thereafter upon giving written notice to the LESO, except that such thirty (30) day period may be shortened in the Urgent Operational Cases or as otherwise provided for in this Agreement, particularly in Clauses 8 and 10.6.

21.2 The Company's right of suspension in this Clause 21 shall operate without prejudice to the rights of the Company to suspend the Authorisation under other express provisions of this Agreement or to terminate this Agreement in accordance with Clause 22. Notwithstanding the foregoing, in the event that the Company does not terminate the Agreement in whole or in part, or cannot do so consistent with Clause 22, then the Company shall lift the suspension of the Authorisation on the date on which the LESO resumes compliance with the terms of this Agreement.

22    TERMINATION


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

Termination for Cause

22.1 Either Party (the "Terminating Party") may terminate the Agreement where the other Party (The "Defaulting Party") is in default in the performance of any material term under this Agreement and has failed to cure the default within sixty (60) days from the date of written notice from the Terminating Party; provided that if the Defaulting Party is the LESO and the cause of the default is failure of payment of the Charges, then the applicable cure period shall be reduced as provided for in Clause 10.6.


22.2 The Terminating Party may terminate the Agreement by written notice to the Defaulting Party if:

(a) an encumbrancer takes possession or a receiver is appointed over any of the property or assets of the Defaulting Party; or

(b) the Defaulting Party makes any voluntary arrangement with its creditors or becomes subject to an administration order within the meaning of the bankruptcy laws of the United Kingdom or an equivalent order under the laws of the jurisdiction in which the LESO or Company (as the case may be) operates; or

(c) the Defaulting Party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganization and in such manner that the entity resulting from the reorganization effectively agrees to be bound by or to assume the obligations imposed on the Defaulting Party under this Agreement); or

(d) the Defaulting Party ceases, or threatens to cease, to carry on business.
Termination for Convenience

22.3 During the Initial Term, the LESO may terminate this Agreement for its convenience upon at least twelve (12) months written notice to the Company.

23    CONSEQUENCES OF TERMINATION

Payment of Charges

23.1 Upon the termination or expiration of this Agreement for whatever reason, any outstanding indebtedness of the Parties to one another shall become immediately due and payable together with any interest due (calculated in accordance with Clause 10.4) up until


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

the date of payment, provided that the Company shall refund the LESO the amount of any Charges that the LESO has prepaid for any period of time after the date of termination (provided that, in the event that the Agreement is terminated due to the default of the LESO or at the LESO's convenience, then such amount shall be subject to adjustments to recapture the pro rata amounts of any discount that the LESO may have received by virtue of such prepayment).

23.2 The amounts payable by the LESO to the Company upon termination or expiration of this Agreement shall include any Charges that would have been payable in accordance with the terms of any traffic commitments (such as take-or-pay commitments) mutually agreed by the Parties, subject to the relevant provisions of this Agreement unless the Agreement is terminated due to a material default by the Company, in which case, such traffic commitment-related Charges that are in excess of the Services actually taken in accordance with such commitment shall not be payable.

Other Consequences

23.3 Upon the termination or expiration of this Agreement for whatever reason, the Company shall no longer be obligated to provide telecommunication services via the Space Segment to the LESO and the LESO shall cease to provide Services via the Space Segment through those of its LES(s) that are within the scope of the termination. In addition:

(a) The Trademark License Agreement and the IPR License Agreement shall immediately terminate in accordance with their terms.

(b) The Parties shall each return to the other or, if requested by the Disclosing Party (as defined in Clause 17), destroy all Confidential Information belonging to the other Party. Any destruction of documents must be confirmed in writing to the Disclosing Party.

23.4 Upon termination of this Agreement, the LESO shall have the right to make any transitional arrangements that it deems fit with respect to its customers, unless otherwise mutually agreed by the Parties.

23.5 The rights set forth in this Clause 23 shall not prejudice any other right or remedy of either Party, at law, subject to Clause 30.

24    ASSIGNMENTS AND SUBCONTRACTING


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



24.1 Subject to Clause 24.2, neither Party shall assign, transfer or charge all or any of its rights and/or obligations under the Agreement without the prior written consent of the other Party, and further provided that any such assignment, transfer, or charge shall not relieve the assigning Party from liability for the performance of any of its past, present or future obligations (including financial obligations) or duties under the Agreement. Notwithstanding the foregoing, the Company may assign its right to receive payment of the Charges from the LESO hereunder subject to the provision of prior notice to the LESO and the Company's agreement to hold the LESO harmless from any claims from the assignee of such right or its Affiliates (other than claims related to failure of payment by the LESO hereunder or claims against the LESO that are unrelated to this Agreement).

24.2 The consent required for assignment under Clause 24.1 shall not be withheld unreasonably where the assignment or charge is to an Affiliate of the assigning Party or an entity that is the result of a merger or reorganization of the assigning Party.

25    WAIVER

25.1 No delay in exercising or failing to exercise by either Party of any right or remedy hereunder and no custom or practice of the Parties at variance with the terms hereof shall constitute a waiver of any of the Parties' rights or remedies hereunder.

25.2 No waiver by either Party of any particular default by the other Party shall affect or impair either Party's rights in respect of any subsequent default of any kind by the other Party, nor shall any delay or omission of either Party to exercise any rights arising from any default affect or impair a Party's rights in respect of the said default or any other default of the other Party hereunder. Subsequent acceptance by the Company of any payments by the LESO shall not be deemed a waiver of any preceding breach by the LESO of any of the terms or conditions of this Agreement.

26    INVALIDITY

26.1 Should any provision of this Agreement be found to be invalid, illegal or unenforceable under the laws of any relevant jurisdiction in any respect, the invalid, illegal or unenforceable aspects of such provision shall be given no effect and shall be deemed not to be included in this Agreement without invalidating any of the remaining provisions of this Agreement. The Parties shall forthwith enter into good faith negotiations to amend the Agreement in such a way that, as amended, is valid, legal, enforceable, and, to the maximum extent possible, reflects the intended effect of the invalid, illegal or unenforceable provision.

27    NOTICES


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

27.1 Any notice served under this Agreement (including invoices and any other written communications required under this Agreement) shall be in writing and shall be given by fax, international courier (such as TNT, DHL or Federal Express) or air mail to the fax number or address specified below for each Party, or such other address or fax number as may be notified by either Party in writing to the other Party. A notice will be deemed to have been received on the Business Day following the transmission of the notice by fax or the day that it is delivered to the applicable address by international courier or five (5) days after it has been dispatched by air mail.

27.2 The Parents' and the Company's addresses and fax numbers for the service of any notice by the LESO under this Agreement shall be:

           99 City Road
           London EC1Y 1AX
           Fax:+44 171 728 1602

27.3 The LESO's address and fax number for the service of any notice by the Company under this Agreement shall be:

           COMSAT Mobile Communications
           COMSAT Corporation
           6560 Rock Spring Drive
           Bethesda, Maryland 20817
           USA
           Attn: Contracts Department
           Fax:+1 301 214 7143

28    LANGUAGE AND COMMUNICATIONS

28.1 All documentation and communications required under this Agreement shall be in the English language.

28.2 All communications pertinent to the Authorisation shall be made or confirmed in writing.

29    ENTIRE AGREEMENT AND RELATIONSHIP OF PARTIES

29.1 This Agreement, together with its Annexes, constitutes the entire agreement between the Parties and supersedes any prior understandings and communications, whether written or oral, between the Parties relating to the matters addressed herein.

29.2 The Parties intend that the relationship created between them by this Agreement shall be as independent contractors. This Agreement is not to be construed in any way as creating any partnership, principal-agent, master-servant, joint venture or other similar relationship between the Parties.

30    SETTLEMENT OF DISPUTES

30.1 The Parties shall use all reasonable endeavours to resolve any dispute, which shall include mediation where appropriate.

Disputes to be determined by an expert

30.2 With respect to any matter or dispute that is required by the express terms of this Agreement to be resolved by an expert under this Clause, the matter or dispute, on the application of either Party, shall be referred for resolution to an independent firm of internationally recognised chartered accountants in London that is agreeable to both Parties, or, failing agreement within thirty
(30) days from the date on which the matter or dispute arises, to be selected by the President (for the time being) of the Institute of Chartered Accountants in England and Wales. Once engaged, the firm shall act as an expert and not as an arbitrator and shall be charged by the Parties to render its decision within ninety (90) days of the date of submission of the matter or dispute in question or within such shorter period as may be agreed by the Parties. Any determination rendered by the expert shall be binding on the Parties, provided that either Party may invoke the arbitration procedures under Clause 30.5 to review the decision of the expert; provided further, however, that the appealing Party shall bear all of the expenses of the arbitration and of the other Party (in relation to its participation in the arbitration) (the amount of which is to be determined by the arbitral tribunal) in the event that the arbitration affirms the determination of the expert (notwithstanding the provisions of Clause 30.4).

30.3 The LESO and the Company undertake to give all necessary information and assistance to the expert, including making all relevant accounting records available on a timely basis in order to resolve the matter in dispute.

30.4 Except as provided in Clause 30.2 above, the Company and the LESO shall each bear their own costs and expenses in connection with the resolution of the dispute. The costs and expenses of the expert shall be paid in equal shares by the Parties.

Disputes to be determined by arbitration

30.5 Subject to Clause 30.6, any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof, shall be referred



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

to and finally resolved by arbitration in accordance with the Arbitration Rules of the London Court of International Arbitration (LCIA) presently in force ("the Rules"). The appointing authority shall be the LCIA. Unless otherwise agreed by the Parties, the number of arbitrators shall be three (3) (of whom each Party shall select one (1) and the third to be agreed by the other two (2) arbitrators). The language of the arbitration shall be English and the place of arbitration shall be London. Any arbitration award rendered in accordance with this Clause shall be final and binding on the Parties. The Parties waive irrevocably their right to any form of appeal, review or recourse to any state court or other judicial authority, insofar as such waiver may be validly made.

30.6 For the avoidance of doubt, any dispute, controversy or claim which is required by the terms of this Agreement to be resolved by an expert under Clause
30.2 may be referred to arbitration in accordance with Clause 30.5 only after the expert has rendered his determination under Clause 30.2.

30.7 Notwithstanding Article 25.3 of the Rules, any Party may apply to any state court or other judicial authority for interim or conservatory measures at any stage prior to, or after, the commencement of an arbitration under Clause 30.5.

30.8  The LESO irrevocably:

(a) consents generally in accordance with the State Immunity Act 1978 to relief being given against it in England or any other jurisdiction by way of injunction or order for specific performance or for the recovery of any property whatsoever or other provisional or protective measures and to its property being subject to any process for the enforcement of a judgment or any process effected in the course or as a result of any action in rem;

(b) waives and agrees not to claim any immunity from suits and proceedings (including actions in rem) in England or any other jurisdiction and from all forms of execution, enforcement or attachment to which it or its property is now or may hereafter become entitled under the laws of any jurisdiction and declares that such waiver shall be effective to the fullest extent permitted by such laws, and in particular the United States Sovereign Immunities Act of 1976.

30.9 The LESO irrevocably waives any objections to the jurisdiction of any court referred to in Clause 30.7.





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

31    GOVERNING LAW

31.1 This Agreement shall be governed by, and shall be construed in accordance with, the laws of England.

31.2 The LESO shall, within thirty (30) days of execution of this Agreement, appoint an agent for service of process or any other document or proceedings in England in relation to the subject matter of this Agreement, and shall notify the Parent and the Company forthwith. The addresses of the Parent and the Company for service of such process and any other such document or proceedings shall be those specified in Clause 27, unless and until any alternative addresses are notified to the LESO for that purpose.

32    COUNTERPARTS

32.1 This Agreement may be entered into by the Parties to it on separate counterparts, each of which, when executed and delivered, shall be an original, but all the counterparts shall together constitute one and the same instrument.

33    FORCE MAJEURE

33.1 Neither Party shall be liable for failure to perform under this Agreement due to any act, event or cause beyond its reasonable control ("Force Majeure Event") including, but not limited to:

        Acts of God, peril of the sea, accident of navigation, war, terrorism, riot, insurrection, civil commotion, national emergency (whether in fact or by law), martial law, fire, lightning, flood, cyclone, earthquake, landslide, storm or other adverse weather conditions, explosion, power shortage, strike or other labour difficulty (whether or not involving Company or LESO employees), epidemic, quarantine, radiation or radioactive contamination;

        Action or inaction of any government or other competent authority, (including any court of competent jurisdiction), including expropriation, restraint, prohibition, intervention, requisition, requirement, direction or embargo by legislation, regulation, decree or other legally enforceable order, or refusal to grant or revoke a license if such refusal is not occasioned by failure of the Party to apply therefor, prosecute applications as necessary or to comply with applicable law or regulation; and

        Externally caused transmission interference or satellite failure, or satellite launch failure or delay, or satellite malfunction.


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

33.2 In the event that a Force Majeure Event exceeds thirty (30) consecutive days, then following such thirty (30) day period, the Parties shall meet and negotiate the continuation, suspension, termination, restructuring or other disposition of this Agreement. Upon removal or cessation of the Force Majeure Event, all obligations under this Agreement shall resume.

34    GUARANTEE

        (i) The Parent hereby guarantees the performance by the Company of the Company's obligations hereunder.

        (ii) In addition, the Parent shall not take any action (which shall include a failure to act) that will undermine or otherwise frustrate the ability, or cause the failure, of the Company to perform its obligations under this Agreement.


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


AS WITNESS duly authorised representatives of the Parties have signed this Agreement on the day and year above written.

SIGNED by                                 )
for and on behalf of                      )../s/ Nick Palmer..................
the Parent                                )


SIGNED by                                 )
for and on behalf of                      )../s/ Ramin Khadem.................
the Company                               )


SIGNED by                                 )
for and on behalf of                      )../s/ Thomas Collins...............
COMSAT Corporation,                       )
acting through its business unit,         )
COMSAT Mobile Communications              )

------------------------------


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